Exhibit 10.19

LACLEDE GAS COMPANY

CASH BALANCE

SUPPLEMENTAL RETIREMENT BENEFIT PLAN

2009

TABLE OF CONTENTS
Pages

ARTICLE I – GENERAL	1

1.1	Background and Purpose	1
1.2	Effective Date	2
1.3	Type of Plan	2

ARTICLE II – ADMINISTRATION BY RETIREMENT BOARD	2

2.1	Board	2
2.2	Standard of Review	2
2.3	Rules of Construction	3

ARTICLE III – ELIGIBILITY	3

3.1	Persons Eligible to Receive Benefits	3
3.2	Participant	3
3.3	Beneficiary	3

ARTICLE IV – SUPPLEMENTAL BENEFIT	3

4.1	Amount of Supplemental Benefit	4
4.2	Payment of Supplemental Benefit	4
4.3	Elective Forms of Benefit	5
4.4	Death Benefits	5
4.5	Actual date of payment	5
4.6	Specified Employee Payment Delay	6
4.7	Actuarial Equivalence	6
4.8	Obligation of the Company	6
4.9	Funding	7

ARTICLE V – AMENDMENT OR TERMINATION	8

5.1	Amendment to Conform with Law	8
5.2	Other Amendments and Termination	8
5.3	Form of Amendment or Termination	8
5.4	Notice of Amendment or Termination	8

ARTICLE VI – MISCELLANEOUS	8

6.1	No Guarantee of Employment, etc.	9
6.2	Merger, Consolidation, etc.	9
6.3	Inalienability	9
6.4	Incompetency	9
6.5	Contest of Decision on Appeal	9
6.6	Controlling Law	9
6.7	Severability	9
6.8	Limitations on Provisions	10
6.9	Gender and Number	10

i

LACLEDE GAS COMPANY

CASH BALANCE

SUPPLEMENTAL RETIREMENT BENEFIT PLAN

2009

ARTICLE I – GENERAL

1.1           Background and Purpose
It is the intention of Laclede Gas Company (the “Company”) to maintain appropriate levels of retirement benefits for individuals who are entitled to benefits under the Employees’ Retirement Plan of Laclede Gas Company (the “Retirement Plan”).

The Company established the Laclede Gas Company Supplemental Retirement Benefit Plan to provide supplemental retirement benefits to highly compensated employees whose benefits under the Retirement Plan were subject to limits imposed by the Internal Revenue Code of 1986 (the “Code”).  Benefit accruals under such Supplemental Plan were discontinued effective December 31, 2004, because of the enactment of Section 409A of the Code.  A second Supplemental Retirement Benefit Plan was established to provide supplement retirement benefits that accrued after 2004 and are subject to Section 409A of the Code.

The Company amended the Retirement Plan to convert the benefit formula to a cash balance formula effective January 1, 2009.  The Company now wishes to establish a third Supplemental Retirement Benefit Plan to provide supplemental retirement benefits to highly compensated employees whose benefits under the cash balance formula of the Retirement Plan are subject to limits imposed by the Internal Revenue Code on and after January 1, 2009.

Accordingly, the Retirement Board as authorized by the Board of Directors of Laclede Gas Company, acting on behalf of the Company, hereby establishes the Laclede Gas Company Cash Balance Supplemental Retirement Benefit Plan (the “Cash Balance Supplemental Plan”). The Cash Balance Supplemental Plan is intended to provide benefits to or on behalf of an eligible person, which includes:

(a)           any officer of the Company; or

(b)           any Company employee who attains grade level of 15, or higher;

whose employment with the Company ceases at a time when such person or his spouse or beneficiary is entitled (or has become entitled) to an immediate or future benefit under the cash balance formula of the Retirement Plan.

Such benefits are to be provided in such a manner that maintains the level of total retirement benefits which would otherwise be payable under the cash balance formula of the Retirement Plan, but for:

(a)           the limitations on benefits imposed by Section 401(a)(17) of the Code (limitation on compensation) or Section 415 of the Code (limit on amount payable), or both; and

(b)           the exclusion of deferred compensation from normal compensation under the Retirement Plan, except that compensation deferred under the Laclede Gas Company Incentive Compensation Plan shall not be included in determining the benefits to be paid under this Cash Balance Supplemental Plan.

1.2           Effective Date
This Cash Balance Supplemental Plan is effective as of January 1, 2009.  Benefits under this Cash Balance Supplemental Plan are based solely on accruals under the cash balance formula of the Retirement Plan with respect to service rendered on and after January 1, 2009.  Supplemental benefits based on the final average pay formula in effect under the Retirement Plan with respect to service rendered before 2009 (including accruals attributable to increases in Normal Compensation after 2008) are determined under the Laclede Gas Company Supplemental Retirement Benefit Plan and the Laclede Gas Company Supplemental Retirement Benefit Plan II.

1.3           Type of Plan
This Cash Balance Supplemental Plan is intended to be an unfunded nonqualified plan as defined by Sections 201(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974 (“ERISA”) providing benefits to a select group of management or highly compensated employees.

ARTICLE II – ADMINISTRATION BY RETIREMENT BOARD

2.1           Board
The Retirement Board (the “Board”), which is responsible for the administration of the Retirement Plan, will administer the Cash Balance Supplemental Plan. The Board shall have the same responsibility and authority with respect to this Cash Balance Supplemental Plan as it possesses with respect to the Retirement Plan. It shall also proceed with respect to this Cash Balance Supplemental Plan in a manner consistent with the manner in which it proceeds with respect to the Retirement Plan.  At least once each year, the Board shall make a full report to the Board of Directors of the Company of the operation of the Cash Balance Supplemental Plan and the Board’s administration thereof.

2.2           Standard of Review
The Board shall perform its duties as the Board and in its sole discretion shall determine appropriate courses of action in light of the reason and purpose for which this Cash Balance Supplemental Plan is established and maintained.  In particular, the Board shall interpret all Plan provisions, and make all determinations as to whether any particular Participant is entitled to receive any benefit under the terms of this Cash Balance Supplemental Plan, which interpretation shall be made by the Board in its sole discretion.  Any construction of the terms of this Cash Balance Supplemental Plan that is adopted by the Board shall be final and legally binding on all parties.

Any interpretation of this Cash Balance Supplemental Plan or other action of the Board shall be subject to review only if such interpretation or other action is without rational basis.  Any review of a final decision or action of the Board shall be considered under the claims procedure set forth in the Retirement Plan.  If any Participant who performs services for the Company and who may be compensated for such services in part by benefits payable pursuant to this Cash Balance Supplemental Plan, such Participant shall be treated as agreeing with and consenting to any decision that the Board makes in its sole discretion and further agrees to the limited standard of review described by this Section by the acceptance of such benefits.

2.3           Rules of Construction
All terms under this Cash Balance Supplemental Plan shall have the same meaning as those terms used in the Retirement Plan, unless another meaning is clearly required by the context of this Cash Balance Supplemental Plan.

ARTICLE III – ELIGIBILITY

3.1           Persons Eligible to Receive Benefits
Every individual who qualifies for a benefit under the terms of the cash balance formula of the Retirement Plan, either as a Participant or as a Beneficiary of such a Participant, as those terms are defined in Sections 3.2 and 3.3 below, whose benefit pursuant to the cash balance formula of the Retirement Plan is reduced by reason of: (a) the application of the limitations on benefits imposed by Section 401(a)(17) of the Code (limitation on compensation) or Section 415 of the Code (limit on amount payable), as amended from time to time; or (b) by the exclusion of deferred compensation from normal compensation, other than compensation deferred under the Laclede Gas Company Incentive Compensation Plan.

3.2           Participant
Every individual described in Section 3.1 above who is an officer of the Company, or an employee of the Company having attained a grade level of 15 or higher, shall be a “Participant.”

3.3           Beneficiary
Every individual described in Section 3.1 above who is eligible to receive benefits under the Cash Balance Supplemental Plan by reason of a Participant’s active service with the Company shall be known as a “Beneficiary.” The term “Beneficiary” shall include spouses, heirs-at-law, legal representatives, and every other person to whom benefits may be distributed, as determined under the Retirement Plan.

ARTICLE IV – SUPPLEMENTAL BENEFIT

4.1           Amount of Supplemental Benefit
Each eligible Participant shall be entitled to a benefit under this Cash Balance Supplemental Plan, payable at the time and in the form provided in Section 4.2, equal to the excess of:

(a)           The retirement benefit which would have been payable to the participant under the cash balance formula of the Retirement Plan on account of services rendered and compensation paid after 2008 without regard to: (i) the limitations on benefits imposed by Section 401(a)(17) of the Code (limitation on compensation) or Section 415 of the Code (limit on amount payable), or both, as amended from time to time; and (ii) the exclusion of deferred compensation from normal compensation under the Retirement Plan, except that compensation deferred under the Laclede Gas Company Incentive Compensation Plan shall not be included in determining the benefits to be paid under this Cash Balance Supplemental Plan; over

(b)           The retirement benefit which in fact is payable to the participant under the cash balance formula of the Retirement Plan on account of services rendered and compensation paid after 2008.

Notwithstanding the above, if any portion of the benefit of a Participant under the cash balance formula of the Retirement Plan is awarded to an alternate payee pursuant to a domestic relations order (as defined in Section 414(p)(1)(B) of the Code), the Participant's retirement benefit under this Cash Balance Supplemental Plan shall be adjusted, as the Retirement Board shall determine, so that the combined retirement benefit payable to the Participant and the alternate payee from this Cash Balance Supplemental Plan and the Retirement Plan is the benefit that would have been payable to such Participant under the cash balance formula of the Retirement Plan without regard to (i) the limitations on benefits imposed by Section 401(a)(17) of the Code (limitation on compensation) or Section 415 of the Code (limit on amount payable), as amended from time to time; and (ii) the exclusion of deferred compensation from normal compensation under the Retirement Plan, except that compensation deferred under the Laclede Gas Company Incentive Compensation Plan shall not be included in determining the benefits to be paid under this Cash Balance Supplemental Plan; and (iii) such domestic relations order.

In the event that a Beneficiary is the initial recipient of a retirement benefit under the cash balance formula of the Retirement Plan, the amount of benefit to which such Beneficiary will be entitled shall be determined in accordance with (a) and (b) above, as of the date of death of the Participant whose active service with the Company produced the benefit, with appropriate adjustment in accordance with the applicable provisions of the Retirement Plan.

The benefit under this Cash Balance Supplemental Plan as described above shall be determined at all times in a manner which construes all references in this Section  to limitations of, or imposed by, the Code, to refer to the then current limitations of the Code, or its successor, and any regulations and rulings thereunder.

4.2           Payment of Supplemental Benefit
The normal form of the benefit payable to a Participant under this Cash Balance Supplemental Plan shall be a lump sum, unless the Participant elects to receive his benefit in another form in accordance with Section 4.3.  Except as provided below, such lump sum shall be payable upon the Participant’s Termination of Employment, or as soon as administratively feasible after adoption of this Cash Balance SERP.  A Participant’s “Termination of Employment” means a “separation from service” as defined by Code Section 409A and Final Treasury Regulation 1.409A-1(h) (including the default presumptions thereunder) from the Company and its affiliates.  “Affiliate” for this purpose shall mean (i) any person or entity that directly or indirectly controls, is controlled by or is under common control with the Company and/or (ii) to the extent provided by the Company, any person or entity in which the Company has a significant interest.  The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as applied to any person or entity, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person or entity, whether through the ownership of voting or other securities, by contract or otherwise; provided, however, with respect to any payment subject to Section 409A of the Code, the term “affiliate” shall mean any member of the Company’s control group within the meaning of Final Treasury Regulations Section 1.409A-1(h)(3), as such may be modified or amended from time to time, by applying the “at least 50 percent” provisions thereof.

4.3           Elective Forms of Benefit
A Participant may elect to receive his benefit under this Cash Balance Supplemental Plan in a monthly annuity in any of the annuity forms available under the Retirement Plan at the time of such election.  Such election to receive an annuity shall be made in writing, in a form prescribed by the Board, not later than twelve months before the benefit becomes payable in accordance with Section 4.2 of this Cash Balance Supplemental Plan.  Any such election may be revoked until twelve months before a payment is to commence.  Any election or revocation shall not take effect until twelve months after the date such election or revocation is made.  Such annuity shall commence and become payable on the first day of the next full month which is five years following the Participant’s Termination of Employment.

A Participant may make an annuity election under this Cash Balance Supplemental Plan without regard to whether such Participant elected a lump sum or a monthly annuity under the Retirement Plan.

4.4           Death Benefits
In the event of the death of a Participant entitled to a retirement benefit under this Cash Balance Supplemental Plan:

(a)           If such Participant’s death occurs before the date of a lump sum payment or the first date for which an annuity is payable, such participant’s designated beneficiary shall be entitled to a death benefit under this Cash Balance Supplemental Plan equal in amount to the additional death benefit to which such Participant would have been entitled under the cash balance formula of the Retirement Plan if the benefit payable under Section 4.1 was payable under the Retirement Plan instead of this Cash Balance Supplemental Plan.  Payment shall be made to the person(s), and in the proportions, to which any death benefit under the Retirement Plan is or would be payable, unless the eligible participant designates a different beneficiary or beneficiaries under this Cash Balance Supplemental Plan on a form provided by the Retirement Board and filed with the Retirement Board before the Participant’s death.  Any such death benefit shall be payable in a lump sum upon the Participant’s death.

(b)           If such Participant elects to receive monthly annuity benefits and dies after the first date for which such annuity is payable, any further payments shall be determined by the form of annuity and shall be paid
(i)	to the joint annuitant, if any, elected and designated, respectively, by the Participant; or
(ii)	if a single life annuity, payments cease at death of the Participant.

4.5           Actual date of payment
An amount payable on a date specified in Sections 4.1 through 4.4 shall be paid as soon as administratively feasible after such date; but no later than the later of (a) the end of the calendar year in which the specified date occurs; or (b) the 15th day of the third calendar month following such specified date, provided and the Participant (or Beneficiary) is not permitted to designate the taxable year of the payment.  The payment date may be postponed further if calculation of the amount of the payment is not administratively practicable due to events beyond the control of the eligible participant (or Beneficiary), and the payment is made in the first calendar year in which the calculation of the amount of the payment is administratively practicable.

4.6           Specified Employee Payment Delay
Notwithstanding anything to the contrary in Plan, a payment on account of Termination of Employment of a “Specified Employee” shall be delayed for six months after such a Termination of Employment.   Any payment otherwise due in such six month period shall be suspended and become payable at the end of such six month period.  A payment suspended in accordance with this Section shall be credited with interest for each month by which the payment is delayed at the rate in effect for such month pursuant to Section 4.3 of the Retirement Plan.

A Specified Employee means a Specified Employee as defined in Treas. Reg. §1.409A 1 (i) (generally officers earning over $135,000.00, as indexed for inflation, per year who are among the fifty highest paid employees), or as the Company may otherwise determine in accordance with its policy adopted (or to be adopted) from time to time.

4.7           Actuarial Equivalence
The amount of any benefit payments under this Cash Balance Supplemental Plan shall be determined using the same actuarial equivalence factors used to determine benefit payments under the Retirement Plan.

4.8	Funding
Benefits payable under this Cash Balance Supplemental Plan shall be paid by the Company out of its general assets.  A Participant shall not have any right with respect to benefits from the Company under this Cash Balance Supplemental Plan other than the unsecured right to receive payment from the Company.  The Company shall not be obligated to and shall not set aside, earmark or escrow any funds or other assets to satisfy its obligations under this Cash Balance Supplemental Plan.  Any benefit payable in accordance with the terms of this Cash Balance Supplemental Plan shall not be represented by a note or any evidence of indebtedness other than the promises contained in this Cash Balance Supplemental Plan.

The Company in its discretion may establish a grantor trust (referred to in this Cash Balance Supplemental Plan as the “Rabbi Trust”), and make contributions to such trust to fund part or all of the benefits due under this Cash Balance Supplemental Plan.  The Rabbi Trust shall be a “rabbi” trust that is exempt from ERISA and is treated as a grantor trust that is not a separate taxpayer entity for federal income tax purposes.  All benefits payable under this Cash Balance Supplemental Plan to a Participant shall be paid first from the Rabbi Trust, if any, to the extent of the Participant’s beneficial interest in such trust.  Payments from the Rabbi Trust of amounts due under the terms of this Cash Balance Supplemental Plan shall satisfy the obligation of the Company to make such payments out of its general assets.  To the extent that such benefits are not paid from the Rabbi Trust, the benefits shall be paid from the general assets of the Company.  In no event shall any Participant be entitled to receive payment of an amount from the general assets of the Company that the Participant received from the Rabbi Trust.  No provisions in the Cash Balance Supplemental Plan shall be construed to require, either directly or indirectly, the Company to reserve, or otherwise set aside, funds for the payment of benefits hereunder.

Except as may be required by the federal income tax withholding provisions of the Code or by the tax laws of any State or local government, the interests of eligible participants and their beneficiaries under this Cash Balance Supplemental Plan are not subject to the claims of their creditors and may not be voluntarily or involuntarily sold, transferred, alienated, assigned, pledged, anticipated, or encumbered.  Any attempt by an eligible participant to sell, transfer, alienate, assign, pledge, anticipate, encumber, charge or otherwise dispose of any right to benefits payable hereunder shall be void.

ARTICLE V – AMENDMENT OR TERMINATION

5.1           Amendment to Conform with Law
The Company, acting through its Board of Directors, or by authority delegated by such Board of Directors, may by amendment make such changes in, additions to, and substitutions for the provisions of this Cash Balance Supplemental Plan, to take effect retroactively or otherwise, as is deemed necessary or advisable for the purpose of conforming the Cash Balance Supplemental Plan to any present or future federal law relating to plans of this or similar nature, and to the administrative regulations and rulings promulgated thereunder.

5.2           Other Amendments and Termination
The Company, acting through its Board of Directors, or by authority delegated by such Board of Directors, may amend or terminate the Cash Balance Supplemental Plan at any time and from time to time in any manner, including, without limitation, accelerating distributions under this Cash Balance Supplemental Plan to the extent not inconsistent with Code Section 409A, Final Treasury Regulations and other published guidance thereunder, provided that any amendment or termination of this Cash Balance Supplemental Plan shall not in any way affect the benefits earned under this Cash Balance Supplemental Plan for any Participant whose employment has already terminated but has not been paid or who is already receiving payments under this Cash Balance Supplemental Plan.

5.3           Form of Amendment or Termination
Any such amendment, or termination or discontinuance or reduction of payments shall be made by an instrument in writing, duly certified, reflecting that said amendment or termination or discontinuance or reduction of payments has been authorized by the Board of Directors.

5.4           Notice of Amendment or Termination
The Board shall notify Participants or Beneficiaries who are affected by any such amendment or termination or discontinuance or reduction of payments within a reasonable time thereof.

ARTICLE VI – MISCELLANEOUS

6.1           No Guarantee of Employment, etc.
Neither the creation of the Cash Balance Supplemental Plan nor anything herein shall be construed as giving any Participant hereunder or other employees of the Company any right to remain in the employ of the Company.

6.2           Merger, Consolidation, etc.
The Company will not merge or consolidate with any other corporation nor liquidate or dissolve without making suitable arrangements for the payment of any benefits under this Cash Balance Supplemental Plan to the individuals who have commenced distribution and/or who could have commenced distribution but whose distribution is delayed because of the provisions of Section 409A of the Code.

6.3           Inalienability
Except so far as may be contrary to the laws of any state having jurisdiction in the premises, a Participant or Beneficiary shall have no right to assign, transfer, hypothecate, encumber, commute or anticipate his interest in any payments under this Cash Balance Supplemental Plan and such payments shall not in any way be subject to any legal process to levy upon or attach the same for payment of any claim against any Participant or Beneficiary.

6.4           Incompetency
If any Participant or Beneficiary is, in the opinion of the Board, legally incapable of giving a valid receipt and discharge for any payment, the Board may, at its option, direct that such payment or any part thereof be made in monthly installments to such person or persons who in the opinion of the Board are caring for and supporting such Participant or Beneficiary, unless it has received due notice of claim from a duly appointed guardian, conservator or committee of the Participant or Beneficiary. A payment so made will be a complete discharge of the obligations under the Cash Balance Supplemental Plan to the extent of and as to that payment, and neither the Board nor the Company will have any obligation regarding the application of the payment.

6.5           Contest of Decision on Appeal
No action shall be brought against the Company for any claim under this Cash Balance Supplemental Plan in any court more than one year after administrative remedies have been exhausted or this Cash Balance Supplemental Plan has tendered payment of the disputed amount, whichever is earlier.

Any action against this Cash Balance Supplemental Plan, whether in federal or state court, shall be brought only within the state of the Company’s principal place of business.  This Cash Balance Supplemental Plan and its administrators reserve the right to remove any action to federal court.

6.6           Controlling Law
To the extent not preempted by the laws of the United States of America, the laws of the State of Missouri shall be the controlling state law in all matters relating to the Cash Balance Supplemental Plan and shall apply.

6.7           Severability
If any provisions of the Cash Balance Supplemental Plan shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts of the Cash Balance Supplemental Plan, but this Cash Balance Supplemental Plan shall be construed and enforced as if said illegal and invalid provisions had never been included herein.

6.8           Limitations on Provisions
The provisions of the Cash Balance Supplemental Plan and any Supplemental Benefits shall be limited as described herein. Any benefit payable under the Retirement Plan shall be paid solely in accordance with the terms and provisions of the Retirement Plan, and nothing in the Cash Balance Supplemental Plan shall operate or be construed in any way to modify, amend, or affect the terms and provisions of the Retirement Plan.

6.9           Gender and Number
Masculine gender shall include the feminine, the singular shall include the plural, and the plural shall include the singular, unless the context clearly indicates otherwise.

6.10           Section 409A of the Internal Revenue Code.
Notwithstanding any other provision of this Cash Balance Supplemental Plan, this Cash Balance Supplemental Plan is intended to comply with Section 409A of the Internal Revenue Code and shall at all times be interpreted in accordance with such intent that amounts that may become payable to Participant shall not be taxable to such Participants until such amounts are paid in accordance with the terms of this Cash Balance Supplemental Plan.  To the extent that any provision of this Cash Balance Supplemental Plan violates Section 409A of the Code and the Final Treasury Regulations promulgated thereunder such that amounts would be taxable to a Participant prior to payment or otherwise subject to penalties under Section 409A of the Code, such provision shall be automatically reformed or stricken to preserve the intent hereof.  Notwithstanding the foregoing, in no event will the Company or any of its affiliates have any liability for any failure of this Cash Balance Supplemental Plan to satisfy Section 409A of the Code and such parties do not guarantee that this Cash Balance Supplemental Plan complies with Section 409A of the Code.

6.11 Withholding.
The Company shall have the right to withhold from payroll and from any and all amounts payable to the Participant pursuant to this Cash Balance Supplemental Plan, or require such Participant to remit to the Company, any and all federal, state, local and foreign taxes, if any, required by law to be withheld by the Company with respect to any benefit payable to a Participant.

The undersigned hereby certifies that this Cash Balance Supplemental Plan was duly adopted pursuant to authority delegated by the Board of Directors.

By:           __________________________________

Title:           __________________________________

Date:           __________________________________